Exhibit 99.2

RENAISSANCE LEARNING

Moderator: Mary Minch

07-18-07/4:00 pm CT

Confirmation # 8982657

RENAISSANCE LEARNING

Moderator: Mary Minch

July 18, 2007

4:00 pm CT

Operator:

Good afternoon, ladies and gentlemen and thank you for standing by. Welcome to Renaissance Learning’s Second Quarter Earnings conference call.

At this time everyone is in a listen-only mode. Later there will be an opportunity for you to ask questions and instructions will be given at that time. As a reminder, your conference is also being recorded.

At this time I would like to introduce you to the Chief Financial Officer, Mary Minch. Go ahead, Ms. Minch.

Mary Minch:

Good afternoon. I’m Mary Minch, Chief Financial Officer of Renaissance Learning and I’d like to welcome everyone to our second quarter conference call. With me today is Terry Paul, our Chief Executive Officer, and Steve Schmidt, our President and Chief Operating Officer.

Before beginning, I need to point out that this call may include information constituting forward-looking statements made pursuant to the safe harbor

RENAISSANCE LEARNING

Moderator: Mary Minch

07-18-07/4:00 pm CT

Confirmation # 8982657

provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding sales expectations and the introduction of new products and services.

Any such forward-looking statements may involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.

Factors that could cause or could contribute to such differences include those matters disclosed in the company’s Securities and Exchange Commission filings, including Forms 10-K and 10-Q.

I’ll begin our call today with a review of the second quarter financial results. And then Steve will provide some brief comments about our operations. Following our comments, we’ll be happy to take your questions.

Second quarter revenues of $27.2 million were down 7% from second quarter 2006 revenues of $29.3 million. Net income was $2.2 million or 8 cents per share compared to $4.7 million or 16 cents per share one year ago.

Revenue declined by $2.1 million year over year but overall orders increased by about 3% for the quarter.

The fact that revenue is tracking lower than orders is primarily due to the transition to selling our software products on a subscription basis for which revenue is - revenue recognition is initially deferred and recognized over the subscription period.

RENAISSANCE LEARNING

Moderator: Mary Minch

07-18-07/4:00 pm CT

Confirmation # 8982657

Deferred revenue increased by about $4.6 million in the second quarter, reaching a record level of $29.6 million or $11.3 million higher than one year ago.

I mentioned orders were up. In fact, orders, excluding laptops, showed the largest percent increase since the fourth quarter of 2002, increasing almost 9% over last year’s level.

Laptop orders were lower than last year’s strong second period. But we’re confident that trend is about to reverse. Steve will provide more color on our expectations for the laptop line in a moment.

With regard to the breakout between product and service revenues, second quarter product revenues were down $2.7 million or 11% compared to the same period one year ago, primarily due to the lower laptop sales and the increase in deferred revenue from subscription software sales.

Service revenues increased by $600,000 or 13%, mainly due to increases in technical service sales related to our Renaissance Place hosting services.

Second quarter product gross margins were 79.8%, consistent with our second quarter 2006 product gross margins of 80%.

Service gross margins were much improved from the trailing two quarters at 50.8%, due in part to the revenue level starting to catch up with the personnel and infrastructure investments that were required for some of our remote and technical services.

RENAISSANCE LEARNING

Moderator: Mary Minch

07-18-07/4:00 pm CT

Confirmation # 8982657

Service margins were lower than in the prior year as we have still not fully leveraged those investments and because of the price reductions we made earlier on our professional development on-site service offering.

Operating expenses were $17.1 million -- up $1.7 million from the second quarter of 2006. Higher selling expenses account for the bulk of the increase due to the expansion of the sales force, which was not fully underway a year ago.

Product development expenses were down over $400,000 from the trailing first quarter level due to the reorganization announced in March, but are still approximately $300,000 higher than a year ago, primarily due to research costs related to the expansion of the U.K. product offering.

General and administrative expenses were lower than both the trailing quarter and the prior-year second quarter levels.

Operating cash flow of $5.3 million was well over twice the earnings of $2.2 million and showed strong improvement over 2006 operating cash flow of $3.5 million.

The cash flow improvement was primarily due to the increase in deferred revenue and to a lesser extent, due to the timing of tax payments, offset by an increase in accounts receivable brought on by strong end-of-quarter sales.

Days sales outstanding increased to 46 days, mainly due to the timing of sales in the quarter and also as a result of the deferred revenue increase since the invoice amounts are reflected in our accounts receivable but the revenue has not yet been recorded on the income statement.

RENAISSANCE LEARNING

Moderator: Mary Minch

07-18-07/4:00 pm CT

Confirmation # 8982657

Cash and investments totaled $32.8 million -- up over $2 million from March 31 -- due to the operating cash flow, partially offset by $1.5 million in dividend payments and $1.2 million used to repurchase 100,000 shares of stock in the quarter.

Now I’ll turn it over to Steve to provide additional comments. Steve?

Steve Schmidt:

Thank you, Mary. We’re very pleased with the number of underlying improvements this quarter (and) confident that we started to make the turn toward improved results.

As Mary mentioned, orders, excluding laptops, grew 9% -- the strongest order growth that we’ve seen in over four years. Our Enterprise offering is one of the key reasons for this improvement.

This product continues to resonate with our customers, who understand the value in having access to all our reading quizzes and all math libraries for one affordable annual per-student fee.

And we expect higher revenue per customer from Enterprise. Our analysis to date shows that AR customers that have converted to Enterprise are increasing their spending with us by 25% or more, with longer-term projections based on historical spending patterns revealing gains of as much as double that for many customers.

AM revenue gains are not as dramatic. But the more affordable entry price offered by Accelerated Math Enterprise allows us to migrate math customers to a recurring revenue model and add more customers faster. Indeed, in Q2, math orders and new math customers were up for the first time in years.

RENAISSANCE LEARNING

Moderator: Mary Minch

07-18-07/4:00 pm CT

Confirmation # 8982657

Subscription revenue as a percent of total software revenue continues to increase. It was 4% in 2005, 12% in 2006 and is 23% for the first half of 2007.

Gains in AR and AM penetration also helped to increase sales for our other reading and math products, as evidenced by improved order rates for all of our STAR assessment products this past quarter.

In addition, orders for Read Now Power Up!, our 2Know! Classroom Response System and the products offered in the United Kingdom were all up over last year’s second period.

The only significant decline this quarter compared to the prior year was in our laptop line, where total revenues were down about 17%. The laptop comparison suffers from a couple of large deals that shipped in the second quarter last year.

However, with the announcement of NEO 2, which will start shipping later in the third quarter, we expect to achieve improvement in laptop sales.

The NEO2 includes all the features of the original NEO, including distraction-free writing and keyboarding, and adds exciting new features like radio frequency technology, the 2Know! Classroom Response System technology and the ability for students to use the NEO 2 to take Accelerated Reader quizzes.

We estimate that there are more than 1 million computers in schools dedicated to Accelerated Reader quizzing. These computers are costly to maintain and can create bottlenecks in the classroom.

RENAISSANCE LEARNING

Moderator: Mary Minch

07-18-07/4:00 pm CT

Confirmation # 8982657

NEO 2 represents a portable, durable, distraction-free low-cost alternative to regular classroom computers and is a terrific writing solution, now ideal for taking Accelerated Reader quizzes.

Despite the upward trend in software orders and expected improvement in the laptop line, we’re not sitting back waiting for our current products and product features to carry all future growth. We also continue to invest heavily in research and development.

Our focus remains on our core product areas of reading, writing and math, where we expect to continue to roll out additional product enhancements over the next several years.

In addition to NEO 2, we also recently announced Home Connect for AR and AM Enterprise. Home Connect will provide Web-based access to student achievement data for parents and students, as well as extending the opportunity for practice, especially for math.

The capability to tie in the home is an exciting and useful feature for educators. And parental involvement can be an important element in accelerating learning and has the potential to create product loyalty beyond just the school walls.

Another area of research and development that’s not as readily visible as products like NEO 2 and Home Connect is our ongoing development work related to the Renaissance Place platform. Renaissance Place is the industry-leading platform on which nearly all of our new software products are based.

Renaissance Place provides a Web-based district-wide integrated three-tier information system, which operates in the unstructured classroom

RENAISSANCE LEARNING

Moderator: Mary Minch

07-18-07/4:00 pm CT

Confirmation # 8982657

environment. Renaissance Place is the reason we can offer products like Enterprise, the district-wide dashboard and Home Connect.

It’s taken over five years and millions of dollars to develop Renaissance Place. But based on customer feedback, our strong customer retention rates, and to our knowledge, lack of any competitor who can provide a comparable Web-based solution with the low customer hardware requirements and support and upgrade costs offered by our platform, we think it’s an investment that increasingly differentiates us and will pay significant benefits in the future.

Another focus area that is just now starting to pay off is the reorganization and expansion of our sales teams. It took a full year to get everything in place, including training and systems, developing customer relationships and new territories. But now the team is starting to hit their stride, which is one of many reasons we’re optimistic going into the new school year.

Terry mentioned some encouraging changes in the external environment last quarter. And we continue to be cautiously optimistic about national education trends and to having a level playing field with regard to federal funds available for our products.

We also see the assessment community and various national education organizations recognizing the need for an integrated three-tier information system to support instructional programs. This is a model we pioneered and is represented by our three-tiered pyramid corporate logo.

Schools have relied on once-a-year tests as their primary means to measure the effectiveness of instruction, but recognize that once-a-year testing is not enough.

RENAISSANCE LEARNING

Moderator: Mary Minch

07-18-07/4:00 pm CT

Confirmation # 8982657

Schools need two tier - tier two periodic interim assessments like our computer-adaptive STAR assessment products and tier one daily, even hourly assessments like Accelerated Reader and Accelerated Math to support differentiated instruction and personalized practice for improved student achievement.

To help us in our efforts to increase awareness of our products and their effect on student achievement at the state and federal level, we recently hired Dr. Roy Truby as our Senior Vice President of State and Federal Programs.

Dr. Truby served as State Superintendent in two states and as Executive Director of the National Assessment Governing Board for 13 years. He’s extremely well connected and respected in the industry. We’re honored to have him join our team.

In addition to the expected results of Dr. Truby’s efforts, our products are beginning to gain more of the recognition they deserve.

Accelerated Reader was recently given high marks for meeting the high standards of scientifically based research established by state and federal agencies, including What Works Clearinghouse, the National Center on Student Progress Monitoring and the Florida Center for Reading Research.

If there was ever a question that our products are scientifically proven to work, this trifecta of reports should dispel that concern. That’s nothing new to the hundreds of thousands of educators that use our products every day and see the results.

RENAISSANCE LEARNING

Moderator: Mary Minch

07-18-07/4:00 pm CT

Confirmation # 8982657

When you add up the excitement around our Enterprise offerings, the continued successful transition to subscription-based products, the technical superiority of Renaissance Place, strong research and development investments resulting in new products and features, and an expanded professional sales team, you can see why we expect improved results.

In addition, we expect cash flow to continue to run ahead of earnings as the transition to subscription pricing will be ongoing.

It’s because of our confidence in our long-term growth prospects, strong cash flow and ongoing financial strength, that our board approved a 40% increase in our quarterly dividend from 5 cents to 7 cents per share and a special dividend of 75 cents per share -- all payable to shareholders of record as of August 10, 2007.

Now Mary, Terry and I would be happy to answer any questions that you have.

Operator:

Ladies and gentlemen, if you are calling as a representative of an investment firm, you are invited to ask questions at this time. Please depress star then the number 1 on your keypad if you wish to ask a question. We’ll pause for just a moment to compile the Q&A roster.

Our first question comes from Bob Craig from Stifel Nicolaus. Please go ahead.

Bob Craig:

Good afternoon, everybody.

Steve Schmidt:

Hi Bob.

RENAISSANCE LEARNING

Moderator: Mary Minch

07-18-07/4:00 pm CT

Confirmation # 8982657

Terry Paul:

Hi.

Bob Craig:

Couple questions for you. First, starting on the marketing spend side, it was up I think 730 basis points year over year, 20% in dollars. It was above what we had been budgeting for and that’s probably our error.

But I’m just trying to get a handle on where that should level out, where you are in terms of staffing levels. I think the last read we had was 30 field and 40 inside folks.

Any hiring plans there? Any promotional efforts or discounts? I was trying to get a feel for where the marketing spend here should - we should - what we should be looking for for the balance of the year.

Steve Schmidt:

Yeah. The resources are primarily in place, Bob. So I don’t think you’ll see further change from a staffing standpoint. Marketing expenses can be seasonal. So you’ll see some quarters have a higher marketing spend than others, really based around the school cycle.

Other than that variability, the only other key variable would be obviously higher commissions or higher sales expenses as our orders and revenues grow. So that could add somewhat to that line but not significantly.

Bob Craig:

Have the commission rates or incentives changed all that much? And again, any promotional efforts, discount efforts that are greater than what we’ve seen in the past?

Steve Schmidt:

No. The commissions are fairly consistent. The plans are consistent with what we’ve put in place about a year ago and there’s no discounting or promotions planned.

RENAISSANCE LEARNING

Moderator: Mary Minch

07-18-07/4:00 pm CT

Confirmation # 8982657

Bob Craig:

Okay. Moving on to the laptop side, you talk about, you know, some of the application development efforts. And, you know, I don’t expect you to name products that you’re going to be introducing, by any stretch.

But as we go through the latter part of this year, can we expect to see additional applications for NEO 2 and potentially Dana?

Steve Schmidt:

Well we’ll very committed to the laptop line and we’ll continue to work on improvements there.

Our pipeline in general is full of enhancements and new features and new products. But I can’t really speak to the timing or when to expect any announcements other than that we do expect to be able to roll those out when it’s appropriate.

Bob Craig:

Okay. Would some of the - I know you’re going up against a tough comparison but maybe some of the negative comparison this quarter in laptop revenue be due to some anticipation of the introduction of NEO 2 and customers holding off until that was available?

Steve Schmidt:

I don’t think so because the NEO 2 was announced very late in the quarter.

Bob Craig:

Yeah.

Steve Schmidt:

So I mean it’s possible it had a very small effect. But no, it is possible you see some of that going into the third quarter but it should not - it really didn’t have an effect on second quarter.

RENAISSANCE LEARNING

Moderator: Mary Minch

07-18-07/4:00 pm CT

Confirmation # 8982657

Bob Craig:

Okay. And the difference between NEO 2 and NEO primarily is 2x the storage capacity, AR compatibility and responder compatibility? Is that a fair summary?

Steve Schmidt:

Yeah. The wireless technology is important. It provides more functionality. It allows printing, for example, from the seat. You don’t have to plug it in to print.

But the - it has all the capabilities of our 2Know! Classroom Response System, which allows teachers to do real-time assessments in their classroom or to take assessments in general on the NEO, which was already a popular function.

Bob Craig:

Okay.

Steve Schmidt:

And of course, a key feature that our customers have been asking for is to be able to take Accelerated Reader quizzes on the NEO. We will be providing that.

Bob Craig:

Is that going to be available then in March of ’08?

Steve Schmidt:

Yes.

Bob Craig:

Is that what I see on your Web site? It won’t be available before that, right?

Steve Schmidt:

It - that’s right. It coincides with the release of the next upgrade of Renaissance Place.

Bob Craig:

Okay. All right. On Renaissance Place - if you indicated it, Steve, I missed it - the number of schools that you’re in with Renaissance Place?

RENAISSANCE LEARNING

Moderator: Mary Minch

07-18-07/4:00 pm CT

Confirmation # 8982657

Mary Minch:

We’re up to 18,300. That’s about an 1800 increase in the quarter.

Bob Craig:

Okay. How did that compare with your expectations?

Mary Minch:

You know, we’ve seen a consistent increase in the number of schools per quarter. This would be a quarter where we’d see a bit more but really in line with what we would have expected for the second quarter.

Bob Craig:

Okay. And comment on renewal rates. I think they’ve been right around 90%. Any real change there and/or any measure of re-up rates or the average number of products per building, which I think was migrating towards three?

Steve Schmidt:

Yes. The renewal rates have been very good. I think what we’ve said in the past is above 90%. And they are above 90, not just 90.

Bob Craig:

Okay.

Steve Schmidt:

So we’re very pleased that the customers are happy and renewing at a very high rate. The - what was the other part of the question?

Bob Craig:

Just looking at, you know, re-up rates.

Steve Schmidt:

The number of (unintelligible).

Bob Craig :

I know you don’t provide that. But also looking at number of products per building, whether that’s been going up.

Steve Schmidt:

It has been going up since the introduction of Renaissance Place. But we’re getting to a point where it’s leveling out a bit, still rising slightly.

RENAISSANCE LEARNING

Moderator: Mary Minch

07-18-07/4:00 pm CT

Confirmation # 8982657

Bob Craig:

Okay. And you mentioned some progress on Read Now Power Up! I mean is that something that is performing in line with your expectations now or is it still a little bit behind where you thought it might be?

Steve Schmidt:

Oh it’s still quite a bit behind where we thought it might be and where we believe it can be in the future. Nevertheless, it was up compared to a year ago. So we’ll take that as a first step.

Bob Craig:

And again, Steve, the major issues why that’s lagged?

Steve Schmidt:

We think it’s a terrific product. I think it’s just we haven’t been real successful in finding the right ways to sell it and are very focused on the sales strategies around taking it to market.

Bob Craig:

Okay. And I take it that given some of the issues with the - you know, with AlphaSmart since you acquired it, I know we’ve asked this question before about a potential impairment charge. Any new thoughts there?

Mary Minch:

No. You know, we’ve commented that we look at that quarterly. We look at it taking a look at our future projections, et cetera. So really no changes there.

Bob Craig:

Okay. And last question and I’ll turn it over. The, you know, special dividend, I know you guys have done that before. It’s not something that we typically - (Jerry) and I have seen from a growth company.

I guess, you know, just explain your rationale there. And I take it you do still consider yourself a growth company.

RENAISSANCE LEARNING

Moderator: Mary Minch

07-18-07/4:00 pm CT

Confirmation # 8982657

Terry Paul:

This is Terry. Very much so. I think that, you know, we have been spending for several years at a fairly high level as far as R&D goes.

And we’re very confident that with the pipeline that we have of new products that - and with the changes that we’ve made in the sales strategy and structure, that very definitely we - with those investments and the other strategic changes that we’ve made over the last year, that we will grow. And that even with the growth, that we are still able to generate cash over and above what is necessary for, you know, significant expansion.

Bob Craig:

Then Terry, why not share buyback or just continue to buy back your own stock or maybe increase that? Is it due to float concerns?

Terry Paul:

We’re not saying that we’re not going to buy back stock. We’re just saying that we have sufficient cash to handle the needs of the company to both grow and... And we have excess cash and we think that the better use of that cash at this point is to give it back to the shareholders.

Bob Craig:

Okay. Great. I appreciate your thoughts. Thanks.

Operator:

Once again, everyone if you’d like to pose a question, please press star then the number 1 on your keypad. Again that is star then the number 1. Ladies and gentlemen, there appear to be no more questions at this time.

Steve Schmidt:

Well thank you. We’re starting to see important trends that support our initiatives, indicating that the critical building blocks are in place and showing that the company is heading toward future growth.

We look forward to sharing those results with you in the quarters ahead. Thank you for joining us today and we’ll talk to you again in October.

RENAISSANCE LEARNING

Moderator: Mary Minch

07-18-07/4:00 pm CT

Confirmation # 8982657

Operator:

Thank you, everyone. This concludes today’s conference call. You may disconnect your lines at this time and please have a wonderful day.

Thank you, everyone. Have a good day.

END